Exhibit 14(a)




                          INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of
     USAllianz Variable Insurance Products Trust:

We consent to the use of our report dated February 15, 2002, with respect to the financial statements of the USAZ Strategic Growth Fund, AZOA Growth Fund, AZOA Global Opportunities Fund, AZOA Fixed Income Fund, AZOA Diversified Assets Fund, USAZ Van Kampen Aggressive Growth Fund, USAZ Van Kampen Emerging Growth (formerly known as USAZ American Growth Fund) and USAZ Templeton Developed Markets Fund, incorporated herein by reference and to the reference to our firm under the heading "Other Service Providers".


/s/ KPMG LLP

Columbus, Ohio
September 20, 2002